EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-43929, as amended, 2-90123, as amended, 2-97450, as amended, 33-3718, as amended, 33-8003, 33-14116, 333-37353, 33-39280, 33-40598, 333-03609, 333-32853, 333-32851, 333-41464, 333-98197, 333-111355, as amended, and 333-115837) and Form S-3 (Nos. 33-46194, 333-22041, 333-43133, 333-43983, 333-57512, and 333-71468) of Caterpillar Inc. of our report dated January 27, 2004, except as to Note 22 which is as of December 3, 2004, appearing in this Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Peoria, Illinois

December 3, 2004